DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 88701-4299 (775) 684 5706 Website: secretaryofstate.biz	Entity # C1541-2004 Document Number: 20050600987-67 Date Filed: 12/7/2005 11:00:55 AM IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

Exhibit 3.4

Certificate of Change Pursuant to NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

LOGICOM INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.207 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

Fifty Million (50,000,000) shares of common stock with a par value of $0.001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

436,363,650 shares of common stock with a par value of $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The corporation shall issue eight point seven two seven two seven three (8.727273) shares of common stock per each one (1) share of common stock issued.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued. Shareholders entitled to receive a fraction of a share – cont’d on attached Schedule A.

7. Effective date of filing (optional): 12/15/05

8. Officer Signature:	/s/ Gary Musil Signature	PRESIDENT Title

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SCHEDULE A

to the Certificate of Change filed

pursuant to NRS 78.209

for

LOGICOM INC.

(Corporation No. C1541-2004)

6.	cont’d

equal to or greater than 0.05 will instead receive one whole share and a shareholder otherwise entitled to receive a fraction of a share less than 0.5 will forfeit such entitlement.